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                                                                    EXHIBIT 99.1

       In passing the Private Securities Litigation Reform Act of 1995 ("the Reform Act"), 15 U.S.C.A. Section 77z-2 and 78u-5 (Supp. 1996), Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with forward-looking statements. Altiva Financial Corporation ("Altiva" or the "Company") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions. "Forward-looking statements" are defined by the Reform
Act.

       Generally, forward-looking statements include expressed expectations of future events and the assumptions on which the expressed expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties, which could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on written or oral forward-looking statements of Altiva. The Company undertakes no obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements (the "Safe Harbor Statement") to reflect future developments. In addition, Altiva undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

       Altiva provides the following risk factor disclosure in connection with its continuing effort to qualify its written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:


Liquidity Risks

     Our business operations require continued access to adequate cash to fund, purchase and make mortgage loans, to pay interest on, and repay, our debts and to pay general and administrative expenses. We are currently dependent on the Sovereign Warehouse Line to fund, purchase and make mortgage loans before we sell them. If we successfully increase loan production, we will need increasingly larger amounts of cash for our operations.

  - We are currently experiencing a liquidity shortage

     During the period from August 31, 1999 to December 10, 1999, our cash and cash equivalents decreased from $10.5 million to $909,000. This decrease was attributable to operating performance being less than

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forecast and unexpected losses on the rule of loans during the period. As a result of the decrease, the Company's cash and cash equivalents currently on hand will not be sufficient to enable the Company to sustain operations past December 31, 1999. In addition, as a result of this decrease, the Company currently lacks sufficient liquidity to pay its outstanding debts, including accrued interest on the Company's outstanding indebtedness. While we are attempting to relieve our current liquidity shortage through the refinancing of our existing New Notes and the sale of additional Convertible Notes as described above in " -- Liquidity and Capital Resources," there can be no assurances that we will be successful in this effort. A failure to improve our current liquidity position will have a serious adverse effects on the Company, which may include:

     (1) defaults by the Company with respect to the Company's outstanding indebtedness, including its New Notes and Convertible Notes;

     (2) an inability by the Company to implement its strategic plan; and

     (4) insolvency

Risks Related to the Sale of Loans

     We historically have principally relied on selling loans in securitization transactions to generate cash. As a major part of our strategic initiatives, we intend to generate positive cash flow mainly by selling loans to institutional purchasers in the secondary market. Under the terms of the Flow Purchase Agreement with Sovereign Bancorp (the "Flow Purchase Agreement"), we have agreed to sell, and Sovereign Bancorp has agreed to buy, up to $100.0 million of our mortgage loans per quarter through September 2001. Sovereign Bancorp also has a right of first refusal to buy the balance of our loans, subject to our mutual agreement as to the purchase terms. The right of first refusal could make it more difficult for us to sell our loans to others if Sovereign Bancorp decides not to acquire some of our loans or if we cannot negotiate mutually acceptable terms for the purchase of our loans.

     The value of, and markets for, selling our loans are dependent on, among other things:

     (1) the willingness of banks, thrifts and other institutional purchasers to acquire Home Equity and Equity + loans;

     (2) the premiums over the principal amount of these loans that institutional purchasers are willing to pay; and

     (3) the resale market for our loans.

     The markets also are affected by more general factors, including general economic conditions, interest rates and government regulations. These factors currently affect, and may continue to affect, our ability to sell loans in the secondary market for acceptable prices within reasonable time frames. A reduction in the secondary market for first mortgage loans, home equity loans and high loan-to-value loans would hurt our ability to sell loans in the secondary market as well as our liquidity and future loan production. We cannot predict whether the liquidity of the secondary market will continue to diminish in the future.

  - Risks Associated with the Need For Alternative Financing

     If the amounts available under the Sovereign Warehouse Line to fund our loan production prior to its sale are insufficient to enable us to produce the volume of loans necessary for us to operate profitably or on a positive cash flow basis, we will have to seek out other sources of liquidity. This may include additional warehouse financing and debt and/or equity securities offerings. The Sovereign Warehouse Line terminates at the end of February 2000 and is renewable, at Sovereign's option, in six-month intervals for up to five years. Sovereign may terminate the Sovereign Warehouse Line if we do not sell them $100.0 million of loans in each fiscal quarter beginning with the calendar quarter ending March 31, 1999. If that happens, we cannot guarantee that additional financing will be available on favorable terms, or at all. If we are not successful in maintaining or replacing existing financing or obtaining additional financing, we would have to reduce our activities.

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     Except for certain financial covenants in a pledge and security agreement entered into in April 1997, we are currently complying with the Sovereign Warehouse Line and agreements with our other lenders.

     As of December 1, 1999, we went into default with respect to our outstanding New Notes due to our failure to make a scheduled interest payment. We have 30 days to cure this default without penalty. As discussed above in "-- Liquidity and Capital Resources" we are currently attempting to refinance our New Notes. There can be no assurances that their refinancing will be successful.

     Before the recapitalization, we were in violation of our warehouse agreement, the indenture governing the Old Notes and agreements with our other lenders. If we breach or violate any covenant or condition contained in our borrowing arrangements, we might be unable to obtain funding for our operations which would have a material adverse effect on us.

     Some of our borrowing arrangements limit the amount of advances that can be made to us. These limitations are based on the value of, and the delinquency experience relating to, our mortgage related securities pledged to the lender. A decrease in the value of the pledged securities would reduce the amount of funds that we can borrow under the facilities, requiring us to pay down the loans.

  - Risk of Violation of Representations Made to Loan Purchasers

     We make representations and warranties to the purchasers of our mortgage loans regarding compliance with laws, regulations and program standards and the accuracy of information. Under certain circumstances we could become liable for damages or be required to repurchase a loan if there has been a breach of these representations or warranties. We generally receive similar representations and warranties from our loan sources. If these representations and warranties are breached, we would be subject to the risk that a loan source will not have the financial capacity to repurchase loans or that a loan source will not otherwise respond to our demands. We cannot guarantee that we will not experience losses due to breaches of representations and warranties in the future.

Risks Associated with Implementing Our New Strategic Plan

     Since February 1998, our business strategy has been substantially revised. Our new business strategy has three main components:

     (1) focusing on producing Home Equity loans and reducing our historical focus on the production of Equity + loans;

     (2) increasing loan production by acquiring other mortgage lending companies; and

     (3) selling loans produced by us for cash to institutional purchasers in a secondary market instead of selling loans in securitization transactions.

     During the three months ended August 31, 1998, we produced only $1.9 million principal amount of mortgage loans. For the year ended August 31, 1999,
we produced only $    million principal amount of mortgage loans. Our ability to increase loan production will depend on many factors, including our ability to:

     - successfully acquire and integrate the operations of other mortgage lending companies

     - offer attractive loan products to prospective borrowers

     - successfully market our loan products

     - establish, maintain and expand relationships with mortgage brokers and bankers

     - obtain and maintain increasingly larger lines of credit to fund loans prior to their sale

     - access capital markets

     - attract and retain qualified funding, quality control and other personnel

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     You should consider our future prospects in light of the risks, delays, expenses and difficulties frequently encountered by an early-stage business in a highly-regulated, competitive environment. We cannot guarantee that we will implement successfully our new business strategy, develop our current operations in a timely or effective manner, or generate significant revenues, positive cash flow or profits.

Risks Associated with Our Management Team

     We cannot guarantee that the our management team will be able to operate effectively or implement successfully our new strategic plan. Our new management team's ability to manage our growth as we implement our strategic initiatives depends upon many factors, including their ability to:

     (1) maintain appropriate procedures, policies and systems to ensure that our loans perform at least in accordance with industry standards;

     (2) satisfy our need for additional financing on reasonable terms;

     (3) manage the costs associated with expanding our infrastructure, including systems, personnel and facilities; and

     (4) operate profitably and on a cash flow positive basis.

     If management cannot execute successfully our new business strategy, it will have a material adverse effect on our financial condition, results of operations and cash flow.

     Our expansion and development largely will be dependent upon the continued services of the senior members of our new management team including Champ Meyercord, our Chief Executive Officer, and J. Richard Walker, our Executive Vice President and Chief Financial Officer. The loss of the services of Messrs. Meyercord or Walker for any reason could have a material adverse effect on us. In addition, our future success will require us to recruit and retain additional key personnel, including additional sales and marketing personnel. We do not maintain key person life insurance on any members of senior management.

Performance of Future Acquisitions

     As part of our business strategy, we intend to acquire other mortgage lending companies. By acquiring other mortgage lending companies, we believe we can expand our loan production, while avoiding the time and expense required to build new mortgage loan production platforms. The value of these companies generally will be in their ability to immediately produce mortgage loans at a low cost. This type of value will typically be a substantial portion of the assets acquired and it is classified under generally accepted accounting principles as an intangible. Generally acceptable accounting principles require us to amortize (write off) expenses related to goodwill and other intangible assets that we acquire. This will reduce our earnings. Future acquisitions may also result in dilutive issuances of equity securities and our incurrence of additional debt. All of these factors could have a material adverse effect on our financial condition, results of operations and cash flows.

     Future acquisitions would involve numerous additional risks, including:

     - difficulties in the integration of the acquired company's operations, services, products and personnel

     - entry into markets in which we have little or no direct prior experience

     - the potential loss of the acquired company's key employees

     Mortgage lending companies that we acquire in the future may not perform in accordance with our expectations. We cannot predict whether we will identify acquisition opportunities, whether we can negotiate acquisitions on favorable terms or whether any acquisition will result in profitable operations in the future or be successfully integrated with our existing business.

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     Acquisitions in which all or a portion of the purchase price is in shares of Common Stock would require, in certain cases, the written consent of each of City National Bank and Sovereign. We cannot guarantee that we would be able to obtain any such consent.

Risks Associated with Mortgage Backed Securities

  - Risks Related to our Junior Interest

     We historically have sold the greater portion of our Equity + and Title I loans in securitization transactions. As a result, we are at risk because these loans back our mortgage related securities. In a securitization transaction, the cash flow from the mortgage loans backing the securitization, principal and interest is first paid to the owners of the senior interests according to a pre-established schedule of required interest and principal payments. Payment of cash flow to our mortgage related securities is junior to the scheduled principal and interest payments to the senior interests.

     If the borrowers do not make their payments on the loans backing a securitization or if the payments are insufficient to make required principal and interest payments on the senior interests, the amounts that would be paid to us will be used to cover the shortfall. This would reduce or in some cases eliminate the stream of revenues that would have been paid to us on our mortgage related securities. If payments received from the loans backing a securitization are less than the amounts we anticipated at the time we sold the loans in a securitization transaction, we may be required to write down the fair value of our mortgage related securities retained in that securitization. This would result in a charge to earnings. We cannot guarantee that estimates of future losses on loans backing our mortgage related securities will be adequate in the future.

  - Risk of Write Down of the Value of Mortgage Backed Securities due to Poor Performance of Mortgage Loans

     We had to write down the fair value of our mortgage related securities during fiscal 1998. This write down resulted from unexpectedly high rates of prepayments, delinquencies, default, and credit losses. As a result, we substantially increased the anticipated prepayment rates, delinquency rates, default rates and credit losses on the mortgage loans backing our mortgage related securities. The new assumptions significantly decreased the cash flow we expected to receive on these securities in the future, which required us to reduce the fair value of our mortgage related securities to $34.8 million on August 31, 1998 compared to $106.3 million on August 31, 1997.

     In the future, we may have to make additional reductions in the carrying value of our mortgage related securities. We cannot guarantee that the prepayment rate, delinquency rate, default rate, and credit losses on the mortgage loans backing the securities will not increase above the levels we currently anticipate. If we have to further write down these securities' value, we may incur losses in the quarter when we write them down. We may then violate the net worth covenants in our borrowing agreements. Any of these events could have a material adverse effect on our financial condition and operations. For additional details concerning the valuation of our mortgage backed securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Securitization Transactions" and Notes 2, 5 and 17 to our financial statements located later in this prospectus.

  - Risks Related to Over-Collateralization

     As part of the sale of loans in securitization transactions, we are required to establish over-collateralization and/or build over-collateralization levels by retaining distributions of excess cash flow otherwise payable to us on our mortgage related securities. Excess cash flow results from the positive difference between the higher interest rate paid by our borrowers on the mortgage loans sold in the securitization and the lower yield paid to the owners of the senior interests in the trust established to own the loans sold by us. Over-collateralization serves as credit enhancement for the owners of the senior interests and is available to absorb losses realized on loans backing the securitization. Were it not for these over-collateralization requirements, we would be able to use the excess cash flow in our operations. Because of those requirements, if borrowers default on principal and interest payments on their loans, the securitization trust holding the

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mortgages would have to use part of the over-collateralization to pay the owners of the senior interests. This could delay, reduce or eliminate the excess cash flow otherwise payable to us on our mortgage related securities.

  - Risk Related to Interest Rate Spread

     During fiscal 1997, we sold $398.4 million principal amount of mortgage loans, that had a weighted-average interest rate of 14.0%, in securitization transactions. The $390.1 million principal amount of senior interests sold to institutional investors as part of these securitizations had an initial weighted-average interest rate of 6.88%. The $8.3 million difference between the amount of mortgage loans sold and the amount of senior interests sold creates the initial over-collateralization. The 7.1% difference between the interest paid by the borrowers and the interest paid to the owners of the senior interests (the "spread") declines over time primarily because of payoffs (including defaults) of the loans backing the securitization. The initial spread would be equal to 7.1% times $390.1 million, or $27.7 million annually plus interest at 14.0% on the $8.3 million principal amount of loans in the over-collateralization account. We use the spread and the cash flow from the loans in an initial over-collateralization to reduce the principal balances of the senior interests or fund the additional over-collateralization.

     The initial over-collateralization and retained amounts are determined by the entity that, as a condition to obtaining insurance, issues any guarantee of the related senior interests and/or by the rating agencies as a condition to obtaining the desired rating on the senior interests. If we use the spread and the cash flow from the loans in an initial over-collateralization in this manner, we will continue to be subject to the risks of faster than anticipated rates of voluntary prepayments, delinquencies, defaults and credit losses on foreclosure on the mortgage loans backing our mortgage related securities that we sold in prior securitizations.

     In addition, using the spread to fund reserves delays or in some cases eliminates cash distributions that we would be entitled to receive on our mortgage related securities. For a detailed explanation of excess cash flow, mortgage related securities and securitization transactions, see "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Securitization Transactions".

  - Risks Related to Loan Repurchases

     We agree to repurchase or replace loans that do not conform to our representations and warranties at the time we sell the loans. If we were required to repurchase or replace loans, we cannot guarantee that the loans repurchased or replaced repurchased could be sold at a price equal to our total cost of acquisition. For additional details, see "Business -- Loan Servicing" and "-- Sale of Loans" and Note 2 to our financial statements.

Risks from the Sale of Servicing Rights

     We historically have sold substantially all of our mortgage loans with servicing retained. This means that we retained the right to service the loans. As part of the recapitalization, we sold our existing mortgage loan servicing rights, including the right to service all of the mortgage loans backing our mortgage related securities, to City Mortgage Services. To the extent that City Mortgage Services is ineffective in servicing these loans, we would experience increased delinquencies, defaults and credit losses, which would have an adverse effect on us. Consequences could include the additional write downs of the fair value of our mortgage related securities and a restriction on our ability to access capital markets for our future financing requirements.

     The delinquency and default rates on the mortgage loans backing our mortgage related securities has increased significantly since we sold the servicing rights on these loans to City Mortgage Services. In the past, this increase in delinquencies and defaults has caused us to write down the fair value of these securities. We cannot guarantee that City Mortgage Services will perform up to industry standards, which could result in the adverse consequences described above. If City Mortgage Services does not perform well, we have the right to terminate City Mortgage Services. However, we would have to find a new servicer for these loans after such a

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termination. We might be unable to find an appropriate servicer or, if identified, we may not be able to hire such servicer on favorable terms.

Interest Rate Risks

     Changes in interest rates affect our business by decreasing the demand for loans during periods of higher interest rates and increasing prepayment rates during periods of lower interest rates. The profits we realize from loans are, in part, a function of the difference between the fixed long term interest rates we charge to borrowers and the adjustable short term interest rates we pay on the Sovereign Warehouse Line, which we use to fund loans until we sell them.

     Generally, short-term rates are lower than long-term rates. We benefit from the positive interest rate differential during the time we own the loans pending their sale. During the period from 1994 to the present, the interest rate differential was high. Interest rates are not predictable or controllable, and we cannot predict whether the positive interest rate differential will continue in the future. A change in the differential could have a material adverse effect on our financial position, results of operations and cash flows.

     Changes in interest rates during the period between the establishment of the borrowers' interest rate on a loan and the sale of the loan affect the revenues we realize. As part of our loan production process, we issue loan commitments (sometimes referred to as "interest rate locks") for periods of up to 30 days to mortgage bankers and brokers. The period of time between the closing of a loan and the sale of the loan generally ranges from 10 to 90 days. Increases in interest rates during these periods will result in lower gains (or even losses) on loan sales than would be recorded if interest rates had remained stable or had declined. We intend to expand our loan production, increase the amount of our borrowings under the warehouse lines of credit and increase the amount of loans held for sale, which will increase our exposure to the risk of interest rate increases.

     Increases in interest rates also may require us to write down the fair value of our mortgage related securities, which could have a material adverse effect on our financial condition, results of operations, and cash flows. This interest rate is the rate we believe would be used by a third party in determining the value of our mortgage related securities. Increasing the rate at which we discount to present value the cash flow we expect to receive on our mortgage related securities reduces their fair value. Decreases in interest rates may result in increased prepayment rates which may require us to write down the fair value of our mortgage related securities.

Risk of Variations in Quarterly Operating Results

     Several factors affecting our business can cause significant variation in our quarterly operating results. Variations in the volume of our production, differences between our costs of borrowings and the average interest rates paid by our borrowers, our inability to complete scheduled loan sale transactions and the condition of the mortgage loan industry and the specialty finance industry can result in significant increases or decreases in our revenues from quarter to quarter. A delay in closing a particular loan sale transaction during a particular quarter would postpone recognition of revenues and gain or loss on the sale of those loans. In addition, unanticipated delays in closing a particular loan sale transaction would also increase our exposure to interest rate fluctuations by lengthening the period during which our variable rate borrowings under the Sovereign Warehouse Agreement are outstanding. If we were unable to sell a sufficient number of loans at a premium in a particular reporting period, our revenues for that period would decline, resulting in lower net income and possibly a net loss for that period. This could have a material adverse effect on our financial condition and results of operations.

Risks Associated with Delinquencies and Defaults on Loans

     Potential loan delinquencies and defaults by our borrowers expose us to risks of loss and reduced net earnings. During economic slowdowns or recessions, loan delinquencies, defaults and credit losses generally increase. In addition, significant declines in market values of residences securing the loans reduce homeowners' equity in their homes. The limited borrowing power of our customers also increases the likelihood of delinquencies, defaults and credit losses on foreclosure. For Home Equity loans, we rely primarily on the

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appraised value of the borrower's home and for Equity + loans we rely on the creditworthiness of the borrower. We determine the amount of a loan based on the loan-to-value ratio and the borrower's creditworthiness. After a default by a borrower, we, or the servicer of the mortgage loan, evaluates the cost effectiveness of foreclosing on the property. Such default may cause us to charge our allowances for credit losses on loans held for sale, except to the extent that FHA insurance proceeds are available. If we must take losses on a loan backing our mortgage related securities or loans that exceed our allowances, our financial position, results of operations and cash flows could suffer.

     Many of our borrowers have limited access to consumer financing for a variety of reasons, including insufficient home equity value and unfavorable past credit histories. We are subject to various risks associated with these borrowers, including, but not limited to, the risk that borrowers will not pay interest and principal due, and that the value received from the sale of the borrower's residence in a foreclosure will not be sufficient to repay the borrower's obligation to us.

     The risks associated with the our business increase during an economic downturn or recession. These periods also may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use the value of their homes to support borrowings and increases the loan-to-value ratios of our loans and the loans backing our mortgage related securities. This weakens collateral values and the amount, if any, obtained upon foreclosures.

     The frequency and severity of losses generally increases during economic downturns or recessions. Because our borrowers generally do not satisfy criteria of government agencies that traditional lenders rely on in evaluating whether to make loans to potential borrowers, these borrowers do not qualify for traditional "A" credit loans. The actual rate of delinquencies, foreclosures and credit losses on these loans are often higher under adverse economic conditions than those currently experienced in the mortgage loan industry in general because of the lower credit quality of the borrower. Any sustained period of increased delinquencies, foreclosures and losses could hurt our financial condition, results of operations and cash flows.

Litigation; Risk of Claims

     In the ordinary course of business, we are subject to claims made by borrowers and private investors from, among other things, losses allegedly incurred as a result of potentially breaches of fiduciary obligations and misrepresentations, errors and omissions of our employees, officers and agents. Industry participants are frequently named as defendants in litigation involving alleged violations of federal and state consumer lending laws because of the consumer-oriented nature of the industry and uncertainties with respect to the application of various laws and regulations. Pending claims and any claims made in the future may result in legal expenses or liabilities which could have a material adverse effect on our financial condition, results of operations and cash flows. For details about pending litigation, see "Business -- Legal Proceedings" located elsewhere in this report.

Competition

     We face intense competition in producing and selling Home Equity loans and Equity + loans. Our competitors include other consumer finance companies, mortgage banking companies, commercial banks, credit unions, thrifts, credit card issuers and insurance finance companies. Many of these competitors are substantially larger than we are. In addition, our competitors may have more capital and other resources and a lower cost of capital than we do. In addition, we may face competition from government-sponsored entities which have entered the market for non-conforming mortgage loans. Existing mortgage loan purchase programs may be expanded by the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), or the Government National Mortgage Association ("GNMA") to include non-conforming mortgages, particularly loans similar to our Home Equity loans. Entries of government-sponsored entities into the non-conforming loan market may reduce the interest rate borrowers are willing to pay on our mortgage loans and may reduce or eliminate premiums on their sale.

     Industry participants compete for business in many ways. Some provide borrowers more convenience in obtaining a loan, some have better customer service and others have strong marketing and distribution

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channels. This industry has a relatively low barrier to entry, which permits new competitors to enter the broker-sourced loan market quickly. This may lower the rates we can charge borrowers, potentially lowering gains on future loan sales. If any of our competitors significantly expand their activities in our markets, such action could have a material adverse effect on us.

     Changes in interest rates and general economic conditions may also affect our competition. During periods of increasing interest rates, competitors who have locked in low borrowing costs may have a competitive advantage. During periods of declining rates, competitors have solicited, and may in the future solicit, our customers to refinance their loans. To the extent these solicitations are successful, the prepayment rates on the loans backing our mortgage related securities may increase beyond the levels currently anticipated which may result in a write down in the fair value of these securities.

     We depend on mortgage brokers and bankers for substantially all of our mortgage loan production. These mortgage brokers and bankers generally deal with multiple lenders for each prospective borrower. Our competitors also attempt to establish relationships with these entities, none of which are contractually or otherwise obligated to deal exclusively, or to continue to do business, with us. In addition, we expect the volume of broker and mortgage banker-sourced loans funded and purchased by us to increase significantly. Our future operating and financial results may be more susceptible to fluctuations in the volume and cost of our broker and mortgage banker-sourced loans from, among other things, competition from other purchasers of these loans.

     As we expand our retail, broker and mortgage banker-sourced loan production into new geographic markets, we will face competition from lenders with established positions in these markets. We cannot predict whether we will be able to compete successfully with those established lenders.

Volatility of Stock Price

     The price of our Common Stock has experienced significant volatility since our initial public offering in November 1996. The market price of our common stock, as adjusted to reflect a one-for-ten reverse stock split which became effective on March 22, 1999, has ranged from a high of $157.50 per share to a low of $1.00 per share through December 13, 1999. As of December 13, 1999, the last sale price of our Common Stock as reported on the Nasdaq SmallCap Market was $2.19 per share. The stock market recently has experienced extreme price and volume fluctuations which may be unrelated to the operating performance of particular companies. Market conditions in the specialty finance industry and factors such as legislative and regulatory changes, announcements of new products and services by us, our competitors or third parties, and changes in earnings estimates by analysts may have a significant effect on the price of our Common Stock.

Risk of Failing to Comply with the Listing Requirements of the Nasdaq SmallCap Market

     The Nasdaq SmallCap Market requires that all listed companies maintain certain levels with respect to each of the following:

     - net tangible assets
     - number of publicly held shares
     - value of capital stock traded in the Nasdaq SmallCap Market
     - bid price
     - number of stockholders
     - number of market makers

If we fail to comply with any of these requirements, our shares of Common Stock could be delisted from the Nasdaq SmallCap Market. If our Common Stock was delisted, we cannot guarantee that there would be a market for you to trade in the Common Stock.

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Factors Inhibiting Takeover; Effect of Change of Control

     Sovereign and City Holding Company each has a right of first refusal to acquire us if our board of directors decides to offer us for sale. In addition, the change of control provisions of the New Notes, as well as the change in for sale control provisions of certain of our other credit arrangements and employment agreements with our senior executives, could inhibit a takeover attempt by a third party.

     Certain provisions of our Certificate of Incorporation and Bylaws may delay, defer or prevent a takeover attempt by a third party. Our Certificate of Incorporation authorizes the board of directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock and to fix the number of shares and designation of any series of preferred stock without any vote or action by our stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change of control, since the terms of the preferred stock that might be issued could potentially prohibit or otherwise restrict our ability to consummate any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock. Other provisions of our Certificate of Incorporation and Bylaws provide that special meetings of the stockholders may be called only by the board of directors or upon the written demand of the holders of not less than 30% of the votes entitled to be cast at a special meeting.

Legislative and Regulatory Risks

     Our business is subject to extensive regulation, supervision and licensing by federal, state and local governmental authorities. These rules and regulations, among other things, impose licensing obligations on us, establish eligibility criteria for mortgage loans, prohibit discrimination, provide for inspections and appraisals of properties, govern credit reports on loan applicants, regulate assessment, collection, foreclosure and claims handling, investment and interest payments on escrow balances and payment features, mandate disclosures and notices to borrowers and, in some cases, fix maximum interest rates, fees and mortgage loan amounts. If we do not comply with these requirements, many of which are highly technical, we could lose our approved status, our servicing contracts could be terminated or suspended without compensation to the servicer, we could face demands for indemnification or mortgage loan repurchases, we may suffer the exercise of certain rights of rescission for mortgage loans by our borrowers, and we may be subject to class action lawsuits and administrative enforcement actions.

     The Internal Revenue Service is considering a rule that would require lenders to "flag" all of their high loan-to-value loans and to inform consumers that some portion of their interest payments on high loan-to-value loans are not tax-deductible. The adoption of this change could have an adverse affect on our Equity + loan production. In addition, Congress is considering a recommendation of the National Bankruptcy Review Commission that, if adopted, would treat in a consumer bankruptcy proceeding the portion of a second mortgage loan that exceeds the value of a house as unsecured debt. Adoption of these or more restrictive laws, rules and regulations would have an adverse effect on our financial condition, results of operations and cash flows.

     Members of Congress and government officials periodically have suggested the elimination of the mortgage interest as a deduction for federal income tax purposes in certain situations, based on, among other things, borrower income, type of loan or the principal amount of the loan. Because many of our loans are used by borrowers to consolidate consumer debt, make home improvements or for other consumer needs, the reduction or elimination of these tax benefits could substantially reduce the demand for the type of loans that we offer.

Environmental Risks

     In the course of our business, we have acquired, and may acquire in the future, residences that are the collateral or security for loans that are in default. There is a risk that hazardous substances or waste, contaminants, pollutants or their sources could be discovered on-site after these residences are acquired by us. In that event, we may be required by law to remove the substances from the residences at our cost and

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expense. We cannot guarantee that: (1) the cost of removal would not substantially exceed the value of the residence that is the collateral or security for a loan; (2) we would have adequate remedies against the prior owner or other responsible parties; or (3) we would be able to sell the residence prior to or following the removal.

     At August 31, 1998, the Company had begun to make inquiry of substantially all of its strategic partners, vendors and third party entities with which it has material relationships, and had begun to compile data related to their Year 2000 plans. The Company's reliance upon certain third parties, vendors and strategic partners for loan servicing, investor reporting, document custody and other functions, means that their failure to adequately address the Year 2000 issue could have a material adverse impact on the Company's operations and financial results. The Company has received assurances from its two major strategic partners, City Mortgage Services and Sovereign, that they have implemented plans to address the Year 2000 issue. The Company has not evaluated these plans or assurances for their accuracy and adequacy, or developed contingency plans in the event of their failure.

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

     The financial statements are listed under Item 14 (a) of this Annual Report and are filed as part of this report on the pages indicated, and the supplementary data are included in the notes thereto.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

     None.

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